Exhibit 99.1




                                 Unocal Rapak, Ltd.
                                 Sentral Senayan 1 Office Tower - 11th Floor
                                 JL. Asia Afrika No. 8, Jakarta 10270, Indonesia

                                 [UNOCAL LOGO]

                                             NEWS RELEASE

                                             Contact:     Barry Lane (Media)
                                                          310-726-7731
                                                          Ron Morin (Investors)
                                                          281-287-7615


   Unocal reports sheen near Ranggas 6 location in Makassar Strait, Indonesia

     El Segundo, Calif., Sept. 25, 2002 - Unocal Corporation (NYSE: UCL) today said that its Unocal Indonesia Company subsidiary has mobilized resources to address a thin hydrocarbon sheen near a deepwater well site off the coast of East Kalimantan in Indonesia.

     A survey by a remotely operated vehicle (ROV) shows hydrocarbon seepage from the plugged casing of the Ranggas 6 well, approximately 46 miles (75 kilometers) offshore in the Makassar Strait.

     The sheen was first observed Sept. 5 and has varied in size from day to day depending on weather and wind conditions.

     Unocal has reported the incident to the Indonesia Directorate General of Oil and Gas (MIGAS) and State Implementing Body for Upstream Oil and Gas Activities (BPMIGAS). Unocal has also activated its Emergency Response Team consisting of highly skilled individuals and managers to monitor and resolve the situation.

     There have been no reports of hydrocarbons impacting the shoreline. The sheen is not expected to have any impact on human health. All potential impacts are being assessed and monitored closely.

     Unocal takes its responsibilities to the environment and the people of Indonesia very seriously and is making every effort to ensure that the impacts are minimized. The company is working together with the relevant regulatory bodies and other entities to come up with the best strategy for containing the hydrocarbons and managing any potential impacts.

Background

     Unocal Rapak, Ltd., completed drilling of the Ranggas 6 appraisal well in August. The successful well was plugged and abandoned and the drillship was moved off the location. A ship that was removing the anchors that had been in place for the drillship first observed the sheen. Water depth is 5,500 feet (1,700 meters).
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